Exhibit 99.1
News
[ONEOK Logo]	[ONEOK Partners Logo]
April 25, 2007	Analyst Contact: Dan Harrison
918-588-7950
Media Contact: Megan Washbourne
918-588-7572

ONEOK and ONEOK Partners AGA Presentation

To be Available on Sunday, April 29, 2007

TULSA, Okla. - April 25, 2007 -- ONEOK, Inc. (NYSE: OKE) and ONEOK Partners, L.P. (NYSE: OKS) announced today that they will post their presentation to the American Gas Association Financial Forum on their Web sites on Sunday, April 29, 2007, beginning at 8 a.m. Eastern Daylight Time (7 a.m. Central Daylight Time).

As previously announced, both entities will present at the American Gas Association Financial Forum on Monday, April 30, 2007, in Orlando, Fla., at 9:45 a.m. Eastern Daylight Time (8:45 a.m. Central Daylight Time). The conference will be webcast and will be accessible on ONEOK's Web site http://www.oneok.com and ONEOK Partners' Web site http://www.oneokpartners.com.

John W. Gibson, chief executive officer of ONEOK and president and CEO of ONEOK Partners, will present.

A replay of the webcast will be archived for 90 days after the conference.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 45.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

ONEOK Partners, L.P. (NYSE: OKS) is one of the largest publicly traded limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 45.7 percent of the overall partnership interest. ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the Web sites at http://www.oneokpartners.com or http://www.oneok.com.

OKE-FV OKS-FV

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